EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:   Michael J. Quinn – President, CEO
Telephone:     (845) 790-1501

RHINEBECK BANCORP, INC. ANNOUNCES RESULTS OF
DEPOSITOR VOTE AND STOCK OFFERING

Poughkeepsie, New York, January 4, 2019 – Rhinebeck Bancorp, Inc. (the “Company”) announced that the depositors of Rhinebeck Bank (the “Bank”) approved the plan of reorganization and minority stock issuance pursuant to which the Bank will reorganize into the two-tier mutual holding company structure.  As part of the reorganization and stock offering, the Bank will become the wholly-owned subsidiary of the Company and the Company will issue 43% of its shares of common stock to eligible depositors and the remaining shares will be issued to Rhinebeck Bancorp, MHC.  The Company also announced that the vote to establish and fund a charitable foundation in connection with the reorganization did not receive the requisite vote.  The Company plans to complete the reorganization and stock offering without the establishment of the charitable foundation.

In addition, the Company announced that in the subscription offering that closed on December 13, 2018, the Company received orders in excess of the adjusted maximum of the offering range (4,787,315 shares).  The number of shares to be sold in connection with the stock offering will be based on a final appraisal and receipt of final regulatory approvals.  The Company is currently processing orders and will provide further information as soon as it is available.

The Company currently expects to close the reorganization and stock offering in mid-January 2019 and will begin trading the following business day on the Nasdaq Capital Market under the symbol “RBKB.”

About Rhinebeck Bank

Rhinebeck Bank has served the banking needs of its customers in the central Hudson Valley region of New York State since 1860. It operates from its executive offices/headquarters in Poughkeepsie, New York and 11 branch offices located in Dutchess, Orange and Ulster Counties, New York. At September 30, 2018, the Bank (and its parent Rhinebeck Bancorp, MHC) had consolidated total assets of $819.7 million, total deposits of $691.7 million and total equity of $57.0 million.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Bank is engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.